UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 10, 2019

Health Discovery Corporation

(Exact name of registrant as specified in charter)

Georgia	333-62216	74-3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4243 Dunwoody Club Drive, Suite 202, Atlanta GA  30350

(Address of principal executive offices / Zip Code)

(678) 336-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	HDVY	NA

 ITEM 7.01 Regulation FD Disclosure

As previously disclosed on April 26, 2019 Health Discovery Corporation (the “Company” or “HDC”) announced the Final Award from the Arbitrators regarding the Company’s dispute with NeoGenomics Laboratories, Inc. On June 10, 2019, HDC received the proceeds from the Final Award which included post award interest and net of expenses previously disclosed.

Health Discovery Corporation is currently evaluating its options to further the commercial success of the Company’s proprietary technology.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In recognition of their successful efforts and continuing contributions to the Company, on June 10, 2019, the Board of Directors of the Company granted to directors Mr. William Fromholzer, Ms. Colleen Hutchinson, Mr. Edward Morrison and Mr. James Murphy each a $20,000 bonus and an option to purchase 2,000,000 shares of the Company’s common stock. The options fully vest on the grant date, have an exercise price of $0.07, and expire on June 10, 2029. The fair value of each option granted is $0.0636 and was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: dividend yield at 0%, risk-free interest rate of 1.84%, an expected life of 5 years, and volatility of 149%. The aggregate computed value of these options is $508,542, and this amount will be charged as an expense during the second quarter of 2019.

ITEM 9.01 Financial Statements and Exhibits

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: June 14, 2019	By:	/s/ George H. McGovern, III
George H. McGovern, III Chairman & Chief Executive Officer